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December 29, 1997



Mr. Robert W. Fine
111 Ashley Avenue
Brielle, NJ 08730

Dear Bob:

This letter sets forth our agreement (the "Agreement") with respect to your resignation as an employee, officer and member of the board of directors of Transworld HealthCare, Inc. a New York corporation (the "Company"), and any and all of its subsidiary companies and affiliated companies (the Company and such subsidiary and affiliated companies hereinafter individually and collectively called the "Companies") of which you may be an employee, officer or director. The terms of this Agreement supersede and replace the terms of the Employment Agreement dated as of October 31, 1994 by and between you and the Company (the "Employment Agreement").

         1. Resignation. You hereby irrevocably resign as an officer, director and employee of each of the Companies and from any other position you hold with any of the Companies not otherwise set forth herein or any of their benefit or other plans or trusts, effective on the later of (i) the execution and delivery hereof or (ii) the close of business on December 21, 1997 (the "Resignation Date").

         2. Severance. In consideration of your entering into this Agreement and performing your obligations hereunder, and in lieu of any other termination, severance or other payment of benefits of any kind whatsoever, the Company will pay or provide to you the following (in each case, where appropriate, less applicable withholding and other taxes):


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Mr. Robert W. Fine
December 29, 1997
Page 2




                  a. Payment. The Company will pay you consideration pursuant to a Consulting Agreement between us dated as of December
22, 1997, a copy of which is attached hereto, marked as Exhibit "A" and incorporated herein by this reference (the "Consulting
Agreement"); provided, however, that the Consulting Agreement shall only become effective ten (10) days after the effective date of this Agreement (the "Effective Date").

                  b. Options. You currently hold options to purchase 175,000 shares of common stock of the Company. As of the Resignation Date, 115,000 of these options are vested and exercisable (the "Vested Options"). The term of any such Vested Options that would otherwise have expired on or before September 20, 1998 is extended to and including September 20, 1998. In addition, you may exercise all or any portion of such Vested Options (to the extent not previously exercised) at any time commencing on the Effective Date through and including September 20, 1998. All corporate action necessary to effectuate such extension has been taken.

                  c. Expenses. The Company shall reimburse you on the Effective Date for all documented customary expenses incurred by you in connection with your duties through and including the Resignation Date.

                  d. Continued Medical Coverage. In the event that you elect COBRA continuation of your coverage under the Company's medical and hospitalization plan (the "Medical Plan") for periods after the date your coverage would otherwise terminate on account of your resignation of employment, the Company will pay the monthly premium required to maintain such coverage for each month of such coverage to which you are entitled under the terms of the Medical Plan and applicable law, up to a maximum of 18 months.

                  e. Vacation Pay. Between January 1, 1998 and January 10, 1998, the Company will pay to you, in in a single lump sum payment and less any applicable withholdings, the aggregate sum of


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Mr. Robert W. Fine
December 29, 1997
Page 3



$19,600 which represents all earned and unused vacation accrued through the Resignation Date.

Except for any consideration to which you may become entitled pursuant to the Consulting Agreement, you acknowledge and agree that the payments and benefits provided for in this Paragraph 2 are in full discharge of any and all of the Companies' liabilities and obligations to you, including without limitation any and all obligations arising under the Employment Agreement or under any alleged written or oral policies, plans, practices or procedures of any of the Companies, or agreements, understandings or arrangements between you and any of the Companies, except with respect to any benefits to which you may be entitled pursuant to the terms of any tax-qualified retirement plan of any of the Companies in which you are a participant.

         3. Trade Secrets; Confidentiality. You recognize and acknowledge that, in connection with your employment with the Companies, you have had access to valuable trade secrets and confidential information of the Companies including, but not limited to, customer lists, business methods and processes, marketing, promotional, pricing, financial information and data relating to employees and consultants (collectively "Confidential Information") and that such Confidential Information was made available to you only in connection with the furtherance of your employment with the Companies. You agree that hereafter, you shall not disclose any of such Confidential Information to any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government (or political subdivision or agency thereof), except that disclosure of Confidential Information will be permitted (i) to the Companies and their respective advisors; (ii) if such Confidential Information has previously become available to the public through no fault of yours; (iii) if required by any court or governmental agency or body or if otherwise required by law; (iv) if necessary to establish or assert your rights hereunder; or (v) if expressly consented to in writing by the Company.




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Mr. Robert W. Fine
December 29, 1997
Page 4




         4.       Restrictive Covenants.

                  a. You agree that for a period commencing with the execution hereof through December 31, 1998, you will not directly or indirectly hire or solicit any employee and/or agent of the Companies or any person who was an employee and/or agent of the Companies at any time within the three month period immediately prior to the Effective Date, or encourage any such employee and/or agent of the Companies to terminate such employment or agency relationship.

                  b. You acknowledge and agree that the agreements set forth in Paragraphs 3. and 4a. are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the provisions of Paragraphs 3. and/or
4a. or any part(s) thereof, are invalid or unenforceable, the remainder of such provisions and/or part(s) thereof shall not thereby be affected and shall be given full force and effect, without regard to the invalid or unenforceable part(s).

                  c. If any court determines that any of the provisions of Paragraphs 3. and/or 4a. or any part(s) thereof, are invalid or unenforceable for any reason, such court shall have the power to modify such provisions and/or parts and, in its modified form, the provisions of Paragraphs 3. and/or 4a. shall then be valid and enforceable.

         5.       Releases; Covenants Not to Sue.

                  a. Release of the Companies. You, for yourself and your heirs, dependents, executors, administrators, legal representatives, successors and assigns (collectively, the "Releasors"), hereby release, remise, and forever discharge each of the Companies, each of their predecessors, successors and assigns, each of their employee benefit and/or pension plans and funds, each of the foregoing's present and former directors, officers, partners, stockholders, employees, agents, fiduciaries and trustees


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Mr. Robert W. Fine
December 29, 1997
Page 5



and each of the foregoing's heirs, executors, administrators, legal representatives, successors and assigns (collectively, the "Company Releasees") of and from any and all actions, causes of action, suits, debts, liabilities, claims and potential claims, sums of money, covenants, agreements, promises, damages, judgments and demands whatsoever, in law or equity, whether known or unknown, which against the Company Releasees or any of them, any of the Releasors ever had, now has, or which he or it hereafter can, shall or may have, for, upon, or by reason of any fact, matter, cause or thing whatsoever from the beginning of the world to the Effective Date, including, without limitation, any claims under the Age Discrimination in Employment Act, as amended, arising prior to the Effective Date, other than any claim arising out of this agreement and any indemnification obligations of the Company to you with respect to claims of third parties pursuant to the Company's existing indemnification policies covering its officers and directors (collectively the "Discharged Company Matters"). You covenant that you shall never commence, institute, maintain, prosecute or participate in any action or proceeding of any kind, judicial or administrative, based in whole or in part on any of the Discharged Company Matters, except to the extent required pursuant by the order of a court of competent jurisdiction. You represent that, as of the date of your execution of this Agreement, you have not taken any action referred to in the preceding sentence.

                  b. Release of You. The Companies, for themselves and their successors and assigns (collectively the "Company
Releasors"), hereby release, remise and forever discharge you and each of your heirs, executors, administrators, legal representatives and assigns (collectively the "Fine Releasees") of and from any and all actions, causes of action, suits, debts, liabilities, claims and potential claims, sums of money, covenants, agreements, promises, damages, judgments and demands whatsoever, in law or equity, known or unknown, which against the Fine Releasees or any of them, any of the Company Releasors ever had, now has, or which it hereafter can, shall or may have, for, upon or by reason of any fact, matter, cause or thing whatsoever from the beginning of the world to the Effective Date (the "Discharged Fine Matters").


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Mr. Robert W. Fine
December 29, 1997
Page 6



The Company covenants that its shall never commence, institute, maintain, prosecute or participate in as a party any action, or proceeding of any kind, judicial or administrative, based in whole or in part on any of the Discharged Fine Matters except to the extent required pursuant to the order of a court of competent jurisdiction. The Company represents that, as of the date of this Agreement, it has not taken any action referred to in the preceding sentence.

                  c. Relief. Any breach of the Trade Secrets, Confidentiality or Restrictive Covenant provisions of Paragraphs 3 and 4a. above, or the Covenants Not to Sue provision contained in Paragraphs 5a. and 5b. above, shall be considered a material breach of this Agreement. In the event of a breach or threatened breach by you of any of the provisions contained in Paragraphs 3, 4a., 5a. or 5b. hereof, the Company shall be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction restraining you from breaching or continuing to breach any of said paragraphs. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies that may be available to it for such breach or threatened breach, including the recovering of damages.

         6.       Miscellaneous.

                  a. The making of this Agreement is not intended, nor shall it be construed, as an admission that any of the Companies or any of the Company Releasees has violated any federal, state or local law, ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

                  b. You acknowledge that you have read this Agreement in its entirety, fully understand all of its terms and their significance and knowingly and voluntarily assent to all the terms and conditions contained herein.

                  c. The parties shall cooperate and take such actions, and execute such other documents, as either party may reasonably


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Mr. Robert W. Fine
December 29, 1997
Page 7




request in order to carry out the provisions or purposes of this Agreement.

                  d. If any clause of provision of this Agreement shall be held to be invalid or unenforceable, such clause or provision shall be construed and enforced as if it had been drawn so as not to be invalid or unenforceable and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other clause or provision of this Agreement.

                  e. This Agreement and the Consulting Agreement collectively set forth the parties' final and entire agreement, and supersede any and all prior understandings and/or agreements with respect to their subject matter. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

                  f. The paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  g. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York (without referenced to its rules as to conflicts of law). Any legal action or proceeding with respect to or arising out of this Agreement shall be brought in the courts of the State of New York or of the United States of America, located in the County, City and State of New York, and, by execution and delivery of this Agreement, each of the parties hereby accepts, generally and unconditionally, the exclusive jurisdiction of such courts. Each of the parties hereby irrevocably waives, in connection with any such action or proceeding, any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which he or it may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.



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Mr. Robert W. Fine
December 29, 1997
Page 8




                  h. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

         7. Revocation. You have twenty-one (21) calendar days from your receipt of this Agreement to sign and return it to the Company. We advise you to consult with an attorney before signing this Agreement. You may sign this Agreement prior to the expiration of such twenty-one (21) day period. In addition, you will have seven (7) days after signing this Agreement to revoke your acceptance of its terms by giving written notice of revocation by personal delivery to Gregory E. Marsella at the address of the Company shown on this first page of this letter. This Agreement and the Consulting Agreement will not become effective (and you will not receive any payments or other benefits under this Agreement or the Consulting Agreement) until you have signed this Agreement and the revocation period has expired.




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Mr. Robert W. Fine
December 29, 1997
Page 9



If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this Agreement within twenty-one (21) calendar days from your receipt of this Agreement.

Very truly yours,

TRANSWORLD HEALTHCARE, INC.



By:/s/ Gregory E. Marsella
   ----------------------------------
   Gregory E. Marsella
   Vice President and General Counsel


Accepted and agreed to this 29th day of December, 1997



/s/ Robert W. Fine
-------------------------------------
Robert W. Fine


Sworn to before me this 29th day of December, 1997



/s/ Patricia M. Findlay
-------------------------------------
Notary Public

GEM:gre
finesev1.fin